DESCRIPTION SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following information describes our common stock, par value $0.01 per share, which is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, as well as certain provisions of our sixth restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated by-laws (the “By-Laws”). This description is only a summary. For a complete statement of the terms and rights of the common stock, you should also refer to our Certificate of Incorporation and Bylaws which are filed as exhibits to our annual reports on Form 10-K filed with the SEC, as well as the General Corporation Law of the State of Delaware (“DGCL”).
General
Under our Certificate of Incorporation, we are authorized to issue 1,200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, no par value.
Common Stock
The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by our Board of Directors out of funds legally available to pay dividends. If we liquidate our business, the holders of common stock are entitled to share ratably in all assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Description of Certain Provisions of Our Certificate of Incorporation and By-Laws
Our Certificate of Incorporation and By-Laws contain several provisions that may make the acquisition of control of us through a tender offer, open market purchases, a proxy fight or otherwise more difficult. Below is a description of certain of these provisions in the Certificate of Incorporation and By-Laws.
Special Meetings of Stockholders. Our By-Laws provide that, unless otherwise prescribed by law or by the Certificate of Incorporation, special meetings of stockholders may be called by a resolution adopted by a majority of the entire Board of Directors, by the Chairman of the Board or by the President, or by the Chairman of the Board or the Secretary at the written request of one or more stockholders of record that at the time a request is delivered representing at least twenty-five percent (25%) of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters. Only business as specified in the notice of stockholders of the special meeting shall be considered.
Stockholder Nomination of Directors. Our By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to our secretary of the intent to make a nomination. The notice must be given, with respect to an annual meeting, not less than 90 days in advance of the annual meeting. With respect to a special meeting, the notice must be given not later than the close of business on the seventh day following the earlier of:
•the date on which notice of such special meeting is first given to stockholders; and
•the date on which a public announcement of such meeting is first made.
Each notice must, among other things, include:
•the class and number of shares that are owned beneficially and of record by persons to be nominated;
•the name and address of the person or persons to be nominated;
•a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder;
•other information regarding each nominee proposed as would have been included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;

•such other information as may reasonably be required to determine the eligibility of such person to serve as a director; and
•the consent of each nominee to serve if elected.
The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.
The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.
Removal of Directors. Our By-Laws provide that a director may be removed for cause by the affirmative vote of the holders of a majority of all the shares of capital stock entitled to vote at a special meeting of stockholders called for such purpose.
Elimination of Liability; Indemnification. Except as described below, the Certificate of Incorporation eliminates the liability of members of our Board of Directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not release directors from liability under Section 174 of DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.
Under our By-Laws, and in accordance with Section 145 of the DGCL, we shall indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative or investigative proceedings by reason of the fact that the person is or was a director or officer of or employed by us, or is or was serving in that capacity or as an agent at the request of us for another entity. Our indemnification covers expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. We will indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in the performance of his or her duty. Derivative actions are actions by us or in the right of us to procure a judgment in our favor. Agents of ours may be similarly indemnified at the discretion of the Board of Directors.
Under Section 145 of the DGCL, a similar duty of care is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of a derivative action and then, where the person is adjudged to be liable to us, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought determines that the person is fairly and reasonably entitled to the indemnity and only for those expenses as the court deems proper.
Pursuant to our By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by us. However, these advances will only be made if the indemnified person undertakes to repay all advanced amounts if it is determined that the person is not entitled to indemnification.
In addition, under our By-Laws, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or of another corporation against any liability arising out of the person’s status as director, officer, employee or agent of us whether or not we would have the power to indemnify such person against such liability under the provisions of our By-Laws. We maintain directors’ and officers’ insurance.
Transfer Agent and Registrar
The transfer agent for our common stock is Computershare.
Listing
Our common stock is listed on the NYSE under the symbol “AES”.